Exhibit 10.1

Name:     William D. Moss                               No. of Restricted Shares: 7,500

COMMUNITY PARTNERS BANCORP
RESTRICTED STOCK AGREEMENT

This RESTRICTED STOCK AGREEMENT (this “Agreement”) is made as of the 30th day of September, 2010 (the “Award Date”) between Community Partners Bancorp, a New Jersey corporation (the “Company”) and William D. Moss (the “Participant”).  Capitalized terms used in this Agreement but not defined upon their first usage shall have the meanings ascribed to them in the Community Partners Bancorp 2007 Equity Incentive Plan, as it may be amended from time to time (the “Plan”).

1.      Grant of Restricted Stock.  The Company hereby grants to the Participant 7,500 restricted shares of the Company’s common stock (the “Restricted Stock”), pursuant to the Plan, subject to the terms and conditions of the Plan, this Agreement, and the Custody Agreement (the “Custody Agreement”) as in effect from time to time by and among the Company, the Participant, and the person or entity designated by the Board of Directors of the Company to serve as custodian thereunder (the “Custodian”).

2.      Incorporation by Reference of the Plan.  The Plan is hereby incorporated by reference into this Agreement.  The Participant hereby acknowledges receipt of a copy of the Plan and represents and warrants to the Company that the Participant has read and understands the terms and conditions of the Plan.  The execution of this Agreement by the Participant constitutes the Participant’s acceptance of, and agreement to, the terms and conditions of the Plan and this Agreement.

3.      Vesting of Restricted Stock.  Unless the Committee provides for earlier vesting, and except as otherwise provided in Sections 4(a) and 10, the Restricted Stock shall vest in accordance with the following schedule:

(a)    Provided that the sum of (i) the Company’s Income before Income Taxes, as set forth on the Company’s Consolidated Statements of Operations set forth in its Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “Statements of Operations”), plus (ii) the Company’s Provision for Loan Losses set forth on the same Statements of Operations (the “Pre-Tax Income Plus Loan Loss Provision”) for the year ended December 31, 2011, exceeds the Company’s Pre-Tax Income Plus Loan Loss Provision for the year ended December 31, 2010 by at least thirty percent (30%), 3,750 shares of the Restricted Stock shall vest on August 19, 2013; and

(b)    Provided that the Company’s Pre-Tax Income Plus Loan Loss Provision for the year ended December 31, 2012, exceeds the Company’s Pre-Tax Income Plus Loan Loss Provision for the year ended December 31, 2011 by at least ten percent (10%), the remaining 3,750 shares of the Restricted Stock shall vest on August 19, 2013.

4.      Forfeiture Provisions.

(a)    Termination of Employment Upon Death or Disability.  Upon termination of the Participant’s employment with the Company or its subsidiaries or affiliates by reason of death or disability (as determined by the Committee), unvested shares of Restricted Stock shall become fully vested.

(b)    Termination of Employment For Other Reasons.  Upon termination of the Participant’s employment with the Company or its subsidiaries or affiliates for any reason other than death or disability, all unvested shares of Restricted Stock will be forfeited to and reacquired by the Company at no cost to the Company, automatically, immediately, and without further action on the part of the Participant.

(c)    Failure to Satisfy Earnings Conditions.  If the Company’s Pre-Tax Income Plus Loan Loss Provision for the year ended December 31, 2011, does not exceed the Company’s Pre-Tax Income Plus Loan Loss Provision for the year ended December 31, 2010 by at least 30%, then 3,750 unvested shares of Restricted Stock will be forfeited to and reacquired by the Company at no cost to the Company, automatically, immediately, and without further action on the part of the Participant as of the date of the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.  If the Company’s Pre-Tax Income Plus Loan Loss Provision for the year ended December 31, 2012, does not exceed the Company’s Pre-Tax Income Plus Loan Loss Provision for the year ended December 31, 2011 by at least 10%, then the remaining 3,750 unvested shares of Restricted Stock will be forfeited to and reacquired by the Company at no cost to the Company, automatically, immediately, and without further action on the part of the Participant as of the date of the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

5.      Rights as a Shareholder.  The Participant shall have all of the rights of a shareholder of the Company, including the right to vote the Restricted Stock and the right to receive cash dividends thereon; provided, however, that distributions with respect to the Restricted Stock which are either in full or partial liquidation of the Company or as the result of a merger or any other corporate reorganization shall not be distributed unless, and until such time as, the Restricted Stock as to which such distribution applies has vested.

6.      Certificates.  The Participant acknowledges that certificates representing the Restricted Stock, registered in the Participant’s name, shall be issued and delivered to the Custodian and held by the Custodian in custody pursuant to the Custody Agreement and shall not be delivered to the Participant until such Restricted Stock has vested in accordance with Section 3.  Each certificate shall bear a legend evidencing the nature of the Restricted Stock.  On the Award Date and upon request of the Company, the Participant shall deliver to the Company a stock power, endorsed in blank, relating to the Restricted Stock then subject to the restrictions.  Within 30 days of the date such Restricted Stock has vested in accordance with Section 3, and upon satisfaction of all other terms and conditions set forth in this Agreement, the Company shall cause a new certificate or certificates to be issued without legend in the name of the Participant for the shares that have vested.  Notwithstanding the forgoing, the Restricted Stock may be evidenced by uncertificated shares or otherwise in book entry form in which case the Participant shall receive a statement of holdings evidencing ownership of the Restricted Stock.  In addition, notwithstanding any other provisions of this Agreement, the issuance or delivery of any shares of stock (whether subject to restrictions or unrestricted) may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements under any law or regulation applicable to the issuance or delivery of such shares.  The Company shall not be obligated to issue or deliver any shares of its common stock if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

7.      Limits on Transferability.  During the period of time that any shares of Restricted Stock are unvested, such unvested shares shall not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, other than by will or the laws of descent and distribution, or to a beneficiary upon the death of the Participant, or as otherwise specifically permitted by the Committee.

8.      Tax Withholding Obligations. In order to satisfy any withholding or similar tax requirements relating to the Restricted Stock, the Company has the right to deduct or withhold from any payroll or other payment to a Participant, or require the Participant to remit to the Company, an appropriate payment or other provision, which may include the withholding of Restricted Stock.

9.      Status of Common Stock.  The Participant agrees that the Restricted Stock will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws.  The Participant also agrees (i) that the certificates representing the Restricted Stock may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws, (ii) that the Company may refuse to register the transfer of the Restricted Stock on the stock transfer records of the Company if such proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of any applicable securities law and (iii) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Restricted Stock.

10.    Change in Control.  Upon a Change in Control, all non-forfeited unvested shares of Restricted Stock shall become fully vested, subject to compliance with legal and other requirements.

11.    Trading Black Out Policies.  The Participant agrees to abide by all trading restriction and “black out” policies established from time to time by the Company.

12.    No Employment Rights.  Nothing in this Agreement will confer upon the Participant any right to continued employment with the Company or its subsidiaries or affiliates or affect the right of the Company to terminate the employment of the Participant at any time for any reason.

13.    Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to principles of conflicts of law, and applicable provisions of federal law.

14.    Additional Requirements for Most Highly Compensated Employee under TARP Standards.  Notwithstanding anything herein to the contrary, if the Participant is the Company’s “most highly compensated employee” (as defined under U.S. Treasury’s Interim Final Rule (31 C.F.R. Part 30)) for the current fiscal year (based on annual compensation for the last completed fiscal year):

(a)    the value of this grant may not exceed one-third of the Participant’s annual compensation for the current fiscal year (which shall include the value of this grant);

(b)    for the period during which any obligation arising from financial assistance under the Troubled Asset Relief Program Capital Purchase Program (“TARP”) remains outstanding (disregarding any warrants to purchase common stock of the Company that the U.S. Treasury may hold, the “TARP Period”), the Participant shall forfeit the Restricted Stock granted hereunder if the Participant does not continue performing substantial services for the Company for at least two years from the date of grant, other than due to the Participant’s death or disability, or a change in control event (as defined Treas. Reg. § 1.409A–3(i)(5)(i)) with respect to the Company before the second anniversary of the date of grant; and

(c)    the Restricted Stock granted hereunder may not become transferable (as defined in Treas. Reg. § 1.83–3(d)) at any time earlier than permitted under the following schedule (except as necessary to reflect a merger or acquisition of the Company or as may reasonably be required to pay federal, state, local, or foreign taxes that result from the vesting of the Restricted Stock, which transferred shares shall not be counted toward the percentages in the following schedule):

i.	25% of the Restricted Stock granted at the time of repayment by the Company of 25% of the aggregate financial assistance received from the U.S. Treasury under TARP.

ii.
An additional 25% of the Restricted Stock granted (for an aggregate total of 50% of the shares granted) at the time of repayment by the Company of 50% of the aggregate financial assistance received from the U.S. Treasury under TARP.

iii.
An additional 25% of the Restricted Stock granted (for an aggregate total of 75% of the shares granted) at the time of repayment by the Company of 75% of the aggregate financial assistance received from the U.S. Treasury under TARP.

iv.	The remainder of the Restricted Stock granted at the time of repayment by the Company of 100% of the aggregate financial assistance received from the U.S. Treasury under TARP.

15.    Compliance with Emergency Economic Stabilization Act of 2008. Participant acknowledges that if Participant and any award governed by this Agreement are subject to Section 111 of the Emergency Economic Stabilization Act of 2008, as amended, and any regulations, determinations, or interpretations that may from time to time be promulgated thereunder (“EESA”), then any payment of any kind provided for by this Agreement must comply with EESA, and that this Agreement shall be interpreted or reformed to so comply.  If the making of any payment pursuant to this Agreement would violate EESA, or if the making of such payment may in the judgment of the Company limit or adversely impact the ability of the Company to participate in the TARP or to qualify for any other relief under EESA, Participant shall be deemed to have waived his or her right to such payment.  In addition, if applicable, the shares of Restricted Stock granted hereunder will be subject to forfeiture or repayment if the granting or payment of such shares is based on financial statements or performance metrics that are later determined to be materially inaccurate.  If applicable, Participant also hereby grants to the U.S. Treasury (or other body of the U.S. government) and to the Company a waiver releasing the U.S. Treasury (or other body) and the Company from any claims that Participant may otherwise have as a result of the issuance of any regulations, determinations, or interpretations that adversely modify the terms of this Agreement or any benefits plans, arrangements, and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of EESA and any regulations, determinations, or interpretations that may from time to time be promulgated thereunder, or any securities purchase agreement or other agreement entered into between the Company and the U.S. Treasury (or other body) pursuant to EESA.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date and year first above written.

COMMUNITY PARTNERS BANCORP

By:	/s/ A. Richard Abrahamian
A. Richard Abrahamian
Senior Vice President and Chief Financial Officer

PARTICIPANT:

/s/ William D. Moss
William D. Moss

Agreement

By the execution and delivery of the Agreement, William D. Moss (“WDM”), Community Partners Bancorp (“CPBC”), and the Corporate Secretary of CPBC names as a signatory to this Agreement, in consideration of the mutual promises and covenants set forth in this Agreement, which the parties acknowledge to be adequate consideration, agree that all of those One Thousand Fifty (1,050) shares of the common capital stock of CPBC which are issued to WDM pursuant to the authorizing and ratifying resolution of the Board of Directors of CPBC dated October 20, 2010 (the “Supplemental Shares”) shall be considered to be Restricted Stock, and shall be subject to all of the terms and conditions of the Community Partners Bancorp 2007 Equity incentive Plan, the applicable Restricted Stock Agreement dated on and as of September 30, 2010, and that certain Custody Agreement dated on and as of September 30, 2010 as though such shares had been included in the original issuance of Restricted Stock under such Plan to which such Restricted Stock Agreement and Custody Agreement are applicable, SUBJECT, HOWEVER, to the following further specific terms and conditions:

1.  Two Hundred Sixty Three (263) of the Supplemental Shares shall be governed by the provisions of Section 3(a) of that executed Restricted Stock Agreement dated September 30, 2010 which is applicable to that Restricted Stock which vests based on the financial performance of CPBC;

2.  Two Hundred Sixty Two (262) of the Supplemental Shares shall be governed by the provisions of Section 3(b) of that executed Restricted Stock Agreement dated September 30, 2010 which is applicable to that Restricted Stock which vests based on the financial performance of CPBC; and

3.  Five Hundred Twenty Five (525) of the Supplemental Shares shall be governed by that executed Restricted Stock Agreement dated September 30, 2010 which is applicable to that Restricted Stock which does not vest based on the financial performance of CPBC.

IN WITNESS WHEREOF, and intending to be mutually bound, WDM, CPBC and the Corporate Secretary of CPBC named as a signatory to this Agreement have executed this Agreement, or caused this Agreement to be executed, on and as of October 21, 2010.

Witness:

/s/ Jean Nelson-Crosby	/s/William D. Moss
William D. Moss, individually

Attest:	COMMUNITY PARTNERS BANCORP

/s/Jean Nelson-Crosby	By:	/s/Charles T. Parton

Witness:

/s/Jean Nelson-Crosby	/s/Michael W. Kostelnik, Jr.
Michael W. Kostelnik, Jr.
Corporate Secretary of CPBC